Universal Hospital Services, Inc.

Executive Severance Pay Plan

 November 2, 2016

I.Purpose.

The Universal Hospital Services, Inc. Executive Severance Pay Plan (the “Plan”) was established by Universal Hospital Services, Inc. and its subsidiaries (collectively, the “Company”) as a “top hat” ERISA plan to provide severance benefits for a select group of management and highly compensated employees.  Executives identified by the Company are eligible to participate. This Plan replaces the Executive Severance Pay Plan dated March 17, 2015.

II.Definitions.

A.“Cause” means:

(i.)Executive’s continued failure, whether willful, intentional, or grossly negligent, after written notice, to perform substantially Executive’s duties (the “Duties”) as determined by Executive’s immediate supervisor, or the Chief Executive Officer, or an Executive Vice President or Senior Vice President of the Company (other than as a result of a disability);

(ii.)dishonesty or fraud in the performance of Executive’s Duties or a material breach of Executive’s duty of loyalty to the Company or its subsidiaries;

(iii.)conviction or confession of an act or acts on Executive’s part constituting a felony under the laws of the United States or any state thereof or any misdemeanor which materially impairs such Executive’s ability to perform the Duties;

(iv.)any willful act or omission on Executive’s part which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries; or

(v.)any breach by Executive of any non-competition, non-solicitation, non-disclosure or confidentiality agreement applicable to Executive.

B.“Change of Control” means (i) any event as a result of which Irving Place Capital (“IPC”) and its affiliates collectively cease to own and control all of the economic and voting rights associated with ownership of at least 50.1% of the outstanding capital stock of Company; or (ii) any sale or transfer of all or substantially all of the assets of the Company.  Notwithstanding the foregoing, a Change of Control will not include the sale or transfer of all or substantially all of the assets of the

Company to a private equity firm who invests in companies (a “Private Equity Firm”), or a company owned or controlled by a Private Equity Firm.

C.“Change of Control Period” means the period starting 30 days before the Change of Control and continuing through 6 months after the Change of Control.

D.“Date of Termination” means the date specified as Executive’s last date of employment in the Company’s notice of termination to Executive or Executive’s Notice of resignation for Good Reason to the Company.

E.“Executive” collectively means any of the Company’s employees meeting the definition of Executive – President, Executive – SVP or Executive – VP as defined below.

F.“Executive - President” means any of the Company’s employees possessing the title of President.

G.“Executive - SVP” means any of the Company’s employees possessing a title of Executive Vice President, Senior Vice President or Chief Human Resources Officer who reports directly to the Chief Executive Officer of the Company.

H.“Executive - VP” means any of the Company’s employees possessing a title of Vice President or above, other than an Executive – President or Executive – SVP, or who are designated in writing as covered by the Plan by the Company’s Chief Executive Officer from time to time.

I.“Involuntary Termination” of an Executive occurs when the Executive has a Termination of Employment for reasons other than Cause that is “involuntary” within the meaning of Section 1.409A-1(n)(1) of the Treasury Regulations, or solely with respect to an Executive – President or Executive – SVP, such Executive – President or Executive – SVP has a Termination of Employment for Good Reason.  With respect to an Executive – President or Executive – SVP, Termination of Employment which occurs due to the Executive – President’s or Executive – SVP’s death or Disability shall be considered an Involuntary Termination.  With respect to an Executive – VP, Termination of Employment which occurs due to (i) the Executive – VP’s death or Disability or (ii) the Executive – VP’s termination for Good Reason shall not be considered an Involuntary Termination.  For purposes hereof, “Disability” means the Executive’s inability to perform the essential functions of his or her position for a period of at least six months due to illness or accident after being provided with any reasonable accommodation or leave the Company may be obligated by law to provide.

J.“Good Reason” means that, other than for Cause, any of the events set forth in paragraphs (i)-(iii) below has occurred; within 30 days of such event, the Executive notifies the Company in writing of such event, and the Company fails to cure the event within 60 days of receiving such notice; and the Executive Terminates Employment no later than 90 days after providing such notice.

(i.)The Company has demoted Executive, as evidenced by a material reduction or reassignment of Executive duties (per Executive job description), provided, however, that any change in Executive’s position constituting a lateral move or promotion will not be deemed to give rise to Good Reason unless Executive is required to relocate pursuant to Section J(iii) below;

(ii.)The Executive’s base salary has been materially reduced other than in connection with an across-the-board reduction (of approximately the same percentage) in executive compensation to employees imposed by the board of directors of the Company in response to negative financial results or other adverse circumstances affecting the Company; or

(iii.)The Company has required Executive to relocate in excess of 50 miles from the location where the Executive is currently employed.

K.“Salary” means all income earned as an employee of the Company and reportable in box 5 of Form W-2 (or the corresponding box of any subsequent form W-2), as adjusted in accordance with the following rules.  Salary does not include any bonus or incentive plan payments, payments made to compensate employees for benefits lost under qualified benefit plans due to the application of compensation limits as determined by the Plan Administrator, payments classified by the Plan Administrator as reimbursed business expenses, or any benefits payable under this Plan.  The Plan Administrator, in its absolute discretion, may include or exclude additional items in determining Salary for participants, and may reduce the amount of Salary considered for purposes of determining benefits under this Plan if necessary to retain this Plan’s eligibility for the severance pay plan exception to Section 409A of the Internal Revenue Code.

L.“Severance Period” means the period from the Date of Termination through the date which is 12 months from the Date of Termination.

M.“Termination of Employment” or “Terminate Employment” means the Executive’s Separation from Service within the meaning of Section 409A(a)(2)(A)(i) of the Code.

III.Eligibility.  Participation in this Plan is limited to Executives.  Executives who receive severance under this Plan will not be eligible to receive severance benefits under any other plan or agreement of the Company.

IV.Severance Benefits.

A.Executives who have an Involuntary Termination, and who sign the general release and other agreement described below in this Section IV within 45 days of such Involuntary Termination and who do not rescind the general release within the period required by law, are entitled to the severance benefits specified below in this Section IV.

B.Upon qualifying for severance pay subject to Section V, Executives will be paid the following amounts in the following manner:

Executive – President

(i)

The Executive – President will continue to be paid his or her Salary through the Severance Period, in the manner and at the times paid during such Executive – President’s employment with the Company; provided, however, that the first such payment will be made as soon as practicable following the effectiveness of the release described in Section V.  All such payments shall be subject to any required withholding and will be paid regardless of any other employment the Executive – President may accept.

(ii.)The Executive – President may elect at his or her expense to continue group health and dental benefits through the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for a period of up to 18 months, to the extent he or she is eligible.  The Executive – President will receive a lump payment of $11,350, which is equivalent to the amount of the portion of the Executive – President’s COBRA premiums as the Company paid during the Executive – President’s employment.

(iii.)The Company will pay the Executive – President a prorated bonus for the then-current fiscal year, calculated at the Executive – President’s individual bonus target and prorated based upon the number of days the Executive – President was actually employed during that year.  If such bonus would cause the total amount of severance payments under this Plan to exceed the lesser of (a) twice the participant’s annual rate of pay during the year immediately preceding his or her termination; or (b) twice the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code (e.g. 2 X $260,000, or $530,000 for 2015), the Plan Administrator may, in its sole discretion, reduce such bonus to avoid the application of Section 409A.  Such bonus will be payable in a single lump sum payment on the 61st day following the Date of Termination.

(iv.)If the Executive – President’s Involuntary Termination occurs during the Change of Control Period, the Company will pay the Executive – President an additional amount equal to 100% of such Executive – President’s target bonus for the then-current fiscal year.  Such amount will be paid in the manner and at the times paid during such Executive – President’s employment with the Company; provided, however, that the first such payment will be made as soon as practicable following the effectiveness of the release described in Section V.  All such payments shall be subject to any required withholding.

(v.)The Executive – President will receive outplacement assistance services as determined by the Company.

Executive – SVP

(vi)

The Executive – SVP will continue to be paid his or her Salary through the Severance Period, in the manner and at the times paid during such Executive – SVP’s employment with the Company; provided, however, that the first such payment will be made as soon as practicable following the effectiveness of the release described in Section V.  All such payments shall be subject to any required withholding and will be paid regardless of any other employment the Executive – SVP may accept.

(vii.)The Executive – SVP may elect at his or her expense to continue group health and dental benefits through the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for a period of up to 18 months, to the extent he or she is eligible.  The Executive – SVP will receive a lump payment of $11,350, which is equivalent to the amount of the portion of the Executive – SVP’s COBRA premiums as the Company paid during the Executive – SVP’s employment.

(viii.)The Company will pay the Executive – SVP a prorated bonus for the then-current fiscal year, calculated at the Executive – SVP’s individual bonus target and prorated based upon the number of days the Executive – SVP was actually employed during that year.  If such bonus would cause the total amount of severance payments under this Plan to exceed the lesser of (a) twice the participant’s annual rate of pay during the year immediately preceding his or her termination; or (b) twice the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code (e.g. 2 X $260,000, or $530,000 for 2015), the Plan Administrator may, in its sole discretion, reduce such bonus to avoid the application of Section 409A.  Such bonus will be payable in a single lump sum payment on the 61st day following the Date of Termination.

(ix.)The Executive – SVP will receive outplacement assistance services as determined by the Company.

Executive – VP

(x)

The Executive – VP will continue to be paid his or her Salary through the Severance Period, in the manner and at the times paid during such Executive – VP’s employment with the Company; provided, however, that the first such payment will be made as soon as practicable following the effectiveness of the release described in Section V. All such payments shall be subject to any required withholding.

(xi.)If the Executive – VP is eligible for and elects COBRA continuation for medical and/or dental coverage under any Company-sponsored medical and/or dental plans, the Executive – VP shall receive payment of the same portion of the Executive – VP’s COBRA premiums as the Company paid during the Executive – VP’s employment for a period of up to twelve (12) months, provided the Executive – VP timely elects COBRA coverage and remains otherwise eligible to receive COBRA benefits.

(xii.)The Executive – VP will receive severance pay as set forth in paragraph (i) above for the first 6 months after the Date of Termination regardless of any other employment the Executive – VP may accept.  If the Executive – VP finds other employment during the next 6 months after the Date of Termination, the amount of severance payments in accordance with B(x) above will be reduced by the value of the compensation the Executive – VP receives in his or her new employment from the date which is six months and one day after the Date of Termination through the date which is 12 months after the Date of Termination.  The amounts payable in accordance with B(xi) will be similarly discontinued if medical and dental benefits are secured through the new employer.  The Executive – VP shall be required to provide the Company with satisfactory evidence of the amount of compensation in his or her new employment.

(xiii.)If the Executive – VP’s Involuntary Termination occurs either (1) on or after October 1st of the then-current fiscal year or (2) during the Change of Control Period, the Company will provide the Executive – VP a prorated portion of the bonus earned for the then-current fiscal year, based upon the number of days the Executive – VP was employed during that year.  If such bonus would cause the total amount of severance payments under this Plan to exceed the lesser of (a) twice the participant’s annual rate of pay during the year immediately preceding his or her termination; or (b) twice the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code (e.g. 2 X $260,000, or $530,000 for 2015), the Plan Administrator may, in its sole discretion, reduce such bonus to avoid the application of Section 409A.  Such bonus will be payable at the time annual bonuses are paid to the executives who remain employed by the Company.  Such bonus shall not in any case be paid later than the end of the second calendar year following the calendar year in which the Involuntary Termination of such Executive – VP occurred.

(xiv.)The Executive – VP will receive outplacement assistance services as determined by the Company.

V.General Release and Other Agreements.

Executive will not be entitled to receive any of the severance pay described above until such time as Executive signs (A) an effective general release of all claims against the Company and its affiliates in the form and manner prescribed by the Company and (B) an agreement further providing (i) Executive’s agreement not to disclose or use confidential information of the Company, (ii) Executive’s agreement during the Severance Period not to compete with the Company in the medical equipment rental business, (iii) Executive’s agreement during the Severance Period not to solicit for employment or hire any person who was an employee of the Company at any time within the one year period before the Executive’s Date of Termination, and (iv) Executive’s agreement during the Severance Period not to induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Subsidiary.  A failure to execute such a general release and other agreements within 45 days of Executive’s Date of Termination or a subsequent rescission of such general release within the time allowed will result in the loss of any right to receive payments or benefits under this Plan.

VI.Termination of Severance Benefits.

In addition to any other remedies the Company may have for breach of any of the terms of the General Release and other Agreements, upon any such breach, the Company will immediately cease payment of the severance benefits provided for under the Plan and the Executive will be required to return any severance benefit that he or she has received under the Plan.

VII.Section 409A.

Although the Company does not guarantee to the Executive any particular tax treatment relating to the payments under the Plan, it is intended that such payments be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Plan shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.

(a)A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of amounts subject to Section 409A of the Code upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Section 409A of the Code and, for purposes of any such provision of the Plan references to a “resignation,” “termination,” “termination of employment” or the like terms shall mean “Separation from Service” within the meaning of Section 409A of the Code.

(b)The right to each severance pay installment described in Section IV.B and paid under the Plan will at all times be treated as the “right to a series of separate payments” within the meaning of Treasury Regulation Section 1.409A-2(b)(2)(iii) and any subsequent authority.

(c)If any payment of money or provision of any benefit provided pursuant to the Plan constitutes “nonqualified deferred compensation” subject to Section 409A of the Code, and could potentially be made or provided in two different calendar years based on when the Executive signs and delivers the release, such payment or benefit will be made or provided to the Executive no earlier than the first business day of the second of such calendar years.

VIII.Amendment and Modification of Plan.  This Plan may be modified, amended or terminated at any time by the CEO and the Board of Directors of the Company provided that during the Change of Control Period no such modification, amendment or termination of this Plan may (i) reduce the ability of any participant to receive severance benefits under this Plan, (ii) reduce the benefits that any participant is eligible to receive or (iii) otherwise adversely impact any participant hereunder.

IX.Plan Administration.  The Company is the Plan Administrator, and may delegate to an employee the responsibility of day to day administration of the Plan.  The Plan Administrator shall have authority, discretion, responsibility and control over the administration of the Plan.  This grant of power shall be full, final, complete, conclusive, and exclusive.  It shall be binding as to all parties, and will be above and beyond the initial ability to unilaterally determine the meaning of a term or deny benefits.  The power shall include, but not be limited to, the following:

(1)	Construe and interpret the provisions and language of the Plan, including doubtful or disputed terms;

(2)	Determine all questions of eligibility for Plan participation;

(3)	Determine the approval or denial of all benefits, payments and claims under the Plan, including the appeal of all claim decisions;

(4)	Determine the amount of any benefits payable under the Plan, and authorize and direct the payment of such benefits;

(5)

Make and apply such rules, regulations, and policies, and prescribe the use of such forms as shall be necessary to carry out the provisions of the Plan, such rules, regulations and policies to apply uniformly to all employees in similar circumstances;

(6)	Provide Executives, government agencies and other appropriate parties with such returns, reports, schedules and individual statements as are required by law within the time prescribed by law;

(7)	Appoint or employ individuals to assist in the administration of the Plan and other agents deemed advisable; and

(8)	Do such other acts reasonably required to administer the Plan in accordance with its provisions or as may be provided for or required by law.

Any interpretation, determination, rule or regulation issued by the Plan Administrator shall be conclusive and binding on all persons.  In any review of such an interpretation, determination, rule or regulation, the Plan Administrator’s decision shall be given deference and shall be set aside by a reviewing tribunal only in the event the Plan Administrator acted in an arbitrary and capricious manner.  The Plan Administrator shall have the authority to accept service of process on behalf of the Program.

X.No Employment Rights.  Neither this Plan nor the benefits hereunder shall be a term of the employment of any employee, and the Company shall not be obligated in any way to continue the Plan.  The terms of this Plan shall not give any employee the right to be retained in the employment of the Company.

XI.Successors.  This Plan shall be binding upon any successor of the Company, including, without limitation, any purchaser of all or substantially all of the assets of the Company.

XII.Claims Procedures.

CLAIM PROCEDURES

A.Initial Claim.  A participant who believes he or she is entitled to a larger benefit than is provided, or a benefit that was denied, may file a written claim with the Plan Administrator.  The written claim must provide an explanation of the claim’s nature; the facts supporting the claim; the amount of the claim; and the participant’s name and mailing address.

If a claim is denied in whole or in part, the participant will be notified in writing  within 90 days of the receipt of the claim.  If special circumstances require more time for this process, the participant will be notified within 90 days of the special circumstances requiring an extension, and the date (no more than 180 days after receipt of the claim) by which a decision will be made.

A written claim denial notice will include the specific reason(s) for the denial; references to the Plan provision(s) on which the denial is based; a description of any additional material or information that is necessary to perfect the claim (and an explanation of why such information or material is necessary); and the procedures for appealing the decision, including a statement regarding your right to bring a civil court action under the Employee Retirement Security Act (ERISA) after exhaustion of the Plan’s claim procedures.

A participant or his or her authorized representative may review all documents related to any denial of benefits.

B.Appeal

A participant who disagrees with the Plan Administrator’s decision has 60 days from the receipt of the original denial to request an appeal. This request for an appeal should be in writing.  The participant or his or her authorized representative will be given the opportunity to submit written comments, documents, records, and other information relating to his or her claim for benefits. The participant will also be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim for benefits.

The appeal will be reviewed and written notification of a decision provided within 60 days. If special circumstances require more time for this process, the participant will be notified in writing of the special circumstances requiring the extension and the date by which a decision will be made. All determinations of appeals made are final and binding. In the event of an adverse determination of an appeal, the participant is entitled to bring suit in federal court under section 502(a) of ERISA.

C.Deadline to Commence Legal Action

A participant who files his or her claim within the required time, completes the entire claim procedures, and is denied the claim on review, may sue over such claim (unless he or she has executed a release on such claim).  Such a lawsuit must commence within six (6) months after the claims process is completed and may not, under any circumstances, be brought more than 30 months after the participant knew or should have known of facts behind the claim.

D.Venue

All litigation in any way related to the Plan (including but not limited to any and all claims brought under ERISA, such as claims for benefits and claims for breach of fiduciary duty) must be filed in the United States District Court for the District of Minnesota, in Minneapolis